Exhibit 10(V)

                        Amendment to Executive Agreement

Amendment No. 1 dated 1 March, 2006 ("this Amendment")to Executive Agreement of 13 September, 2004 ("the Agreement") between Clean Diesel Technologies, Inc. (the "Company"), a Delaware corporation of 300 Atlantic Street, Suite 702, Stamford CT 06901 and Bernhard Steiner (the "Executive") of Am Rosenwald 14, D-65779 Kelkhein-Ruppertshain, Germany. The Paragraph references herein correspond to those in the Agreement.

The parties agree that:

1. Employment Capacity. The title "President" is inserted before the title
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"Chief Executive Officer," in the first sentence of Paragraph 1 of the
Agreement.

2. Duties. The phrase "London, United Kingdom" is replaced by the phrase "at his
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home in Germany" in the first sentence of Paragraph 2 of the Agreement.

3. Term. The date "September 13, 2006" is replaced by the date "September 13,
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2008" in the first sentence of Paragraph 3 of the Agreement.

4 a. Basic Salary. The phrase "Euros Two Hundred Thousand (200,000 Euro) per
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annum" is replaced by the phrase "Euros One Hundred Seventy Thousand (170,000
Euro) per annum, effective January 1, 2006," in Paragraph 4 a.

4 b. Annual Bonus. The terms of Paragraph 4 b. of the Agreement are revoked in
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their entirety and replaced by the following text:

     "For the year 2006 and thereafter, the Executive shall be entitled to participate in the Annual Bonus Program established by the Board of Directors for the respective year according to the terms and conditions of such Program as agreed in writing by the Executive and the Company."

4. f. Stock. The terms of Paragraph 10 f. are revoked in their entirety and
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replaced by the following text:

     "The Executive shall receive non-qualified stock option awards on the Company's standard terms and conditions to acquire shares of the Company's common stock at an exercise price equal to the fair market value of such stock on the respective dates of closing or completion of Company debt or equity financings, as follows:

     (i) 50,000 shares, if on or before December 31, 2006 the Company shall raise at least $5 Million; and
     (ii) Up to an additional 50,000 shares, if on or before June 30, 2007 the Company shall raise up to $10 million, inclusive of the amount of $5 million in sub-paragraph (i) above), pro-rata at the rate of 10,000 shares per $1 million in excess of said $5 million."

10. c. At Will. The terms of Paragraph 10 c. of the Agreement are revoked in
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their entirety and replaced by the following text:

     "Either party may terminate this Agreement at will and without cause. If the Agreement is terminated by the Company without cause, the Executive shall receive his Basic Salary for the greater of the remaining term of the Agreement or six (6) months, but not after the Executive accepts a comparable position with equivalent compensation.

Clean Diesel Technologies, Inc & Berhard Steiner, Amendment No. 1, p. 2.


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     During such period of Basic Salary continuation by the Company, such Basic
     Salary shall be reduced by any salary the Executive earns from other employment. If this Agreement is terminated by the Executive, he will, at any time, give six (6) months advance notice and shall not be entitled to any further compensation after such six (6) month notice period."

In all other respects the Agreement is confirmed and republished.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment No. 1 to the Agreement of 19 September, 2004 on 1 March, 2006.


Clean Diesel Technologies, Inc.


                                        /s/ Bernhard Steiner